Exhibit 10.1

DISTRIBUTION AGREEMENT
(EXCLUSIVE TERRITORY)

This Distribution Agreement (this “Agreement”) is made as of this 3rd day of November, 2014 (the “Effective Date”), by and between Level 5 Beverage Company, Inc. (“Supplier”), and JD’s Foods Ltd (“Distributor”).

RECITALS

WHEREAS, Supplier is engaged in the business of manufacturing and selling various beverage products;

WHEREAS, Distributor is engaged in the business of the distribution of beverage products and other consumer products;

WHEREAS, Supplier desires to grant to Distributor, and Distributor desires to accept from Supplier, the exclusive right to sell and/or distribute (collectively, “Distribute”) the Products via the Channel in the Territory (each as defined below) in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, Supplier and Distributor, intending to be legally bound, agree as follows:

AGREEMENT

1.	CERTAIN DEFINED TERMS

As used in this Agreement and the Schedules hereto, and unless otherwise expressly indicated, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

A.           “Affiliate” shall mean, with respect to a specified Person (as defined below), any Person directly or indirectly controlling, controlled by or under common control with such Person.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

B.           “Channel” shall mean the direct store distribution channel.

C.            “Person” shall mean any individual, corporation, partnership, limited liability company, trust, estate, or other entity, unincorporated organization or government, or other agency or political subdivision thereof.

D.           “Products” shall mean those consumer products distributed by Distributor pursuant to this Agreement as listed on Schedule A attached hereto which is incorporated into this Agreement by this reference.

E.           “Recall/Withdrawal Event” shall mean actions which for any reason: (i) Supplier or a government authority may take regarding a Recalled Product, or (ii) Supplier may take regarding a Withdrawn Product.

F.           “Recalled Product” shall mean Product which Supplier or a governmental authority for any reason determines: (i) may violate Applicable Law; or (ii) the use or consumption of which may pose an undue risk to public health or safety

G.           “Territory” shall mean the geographic areas listed on Schedule B attached hereto.

H.           “Withdrawn Product” shall mean Product which Supplier for any reason, in its sole discretion, elects to physically remove from sale within a geographic area that includes the Territory.

2.           TERM

           Subject to earlier termination in accordance with Paragraph 9 of this Agreement, the term of this Agreement shall be for a three (3) year period commencing as of the Effective Date.  Subject to the terms and conditions herein, upon the expiration of the initial term, the term of this Agreement shall automatically be renewed for successive one (1) year periods.

3.  RESALE RIGHTS

A. Supplier hereby appoints Distributor as its exclusive distributor for the Distribution of the Products via the Channel in the Territory, and Distributor agrees to use commercially reasonable efforts to resell the Products via the Channel in the Territory on the terms and conditions set forth herein.  The parties acknowledge that Schedule A may be amended from time to time upon the mutual written consent of the parties to add or modify the Products to be Distributed hereunder.  Distributor shall not solicit orders for the Products from outside the Territory.  If Distributor receives orders from outside the Territory, Distributor shall promptly refer all such orders directly to Supplier without processing such orders or accepting any payment for such orders.  Any (a) marketing or sales of Products by Distributor outside the Territory or (b) sales of Products to entities that Distributor knows or has reason to believe are reselling Products outside the Territory, shall be considered a material breach of this Agreement.

B.           If Supplier introduces any new product which is similar to the Products (including, without limitation, any reformulations of the Products) during the term of this Agreement, then Supplier shall offer Distributor the right to Distribute such product via the Channel within the Territory on the terms and conditions of this Agreement (other than pricing for such new product, which shall be agreed upon in good faith by the parties).  If Distributor accepts distribution of such new product within thirty (30) days of Distributor's receipt of written notice from Supplier, Distributor shall commence the sale and distribution of such new product within fifteen (15) days following such acceptance, and such new product shall be included within the definition of the “Products” and Schedule A shall be amended accordingly.  If Distributor does not accept distribution of such new product, Supplier may Distribute such new product via another Person; provided, however, that Supplier may not offer any Person the right to Distribute such product within the Territory on terms more favorable to such Person than those offered to Distributor without first re-offering to Distributor the right to Distribute such product in accordance with this Paragraph 3B.

4.  SUPPLY OF PRODUCTS; CUSTOMER SERVICE; PRODUCT REFUNDS; INVASION FEES

A. Supplier will supply to the Distributor such quantities of the Products as shall be required by the Distributor to perform the conditions of this Agreement and the same shall be shipped on order from the Distributor subject to and consistent with the production schedules of Supplier. During any time in which demand exceeds supply of the Products, Supplier may restrict the availability of the Products to Distributor in accordance with a commercially reasonable equitable allocation program specified by Supplier.

B. Distributor shall submit written purchase orders for all Products to be purchased hereunder.  Any provisions in a purchase order which conflict with the provisions of this Agreement will be null and void, unless otherwise agreed to in writing by Supplier and unless such provision expressly states that it is intended to supersede a provision of this Agreement and specifically identifies the provision(s) being superseded.  Purchase orders for the Products shall state the following terms, which shall be in full conformity with the terms and conditions of this Agreement:

(1)	The purchase order number and date;
(2)	The type and quantity of each Product ordered;
(3)	The total price of the Products ordered;
(4)
The suggested delivery date (Supplier shall use its commercially reasonable efforts to deliver the Products no later than ten (10) business days of the suggested delivery date whenever possible; and shall promptly notify Distributor of any inability of Supplier to make full and delivery of a purchase order within such time period); and

(5)	All relevant shipping information.

C.           During the first twelve (12) months of the term of this Agreement, Supplier agrees to deliver to Distributor from time to time upon ten (10) business days prior written notice from Distributor (which notice specifies the type and quantity of the sample Products requested) up to an aggregate of agreed upon number of units of the Products at no cost to Distributor for use for promotional and sampling purposes.  Distributor agrees to use such Products solely for promotional purposes and agrees not to sell such sample units for a profit.  Such sample Products shall be deemed “Products” for all purposes of this Agreement (other than Distributor's obligation to pay Supplier for such sample Products).

D.           Supplier shall replace, at its own expense (or provide a credit to Distributor's account for the delivered price of such Products), (i) all Products which are spoiled, defective, damaged or in otherwise unsaleable condition or deficient in quality upon delivery to Distributor by Supplier (provided that any damage must be reported within 72 hours of delivery to Distributor's warehouse) or (ii) any defective Product returned to Distributor by any sub-distributor, retailer, wholesaler or other vendor of Distributor.

E.           Supplier shall cause Products to be manufactured and labeled in accordance with all applicable federal, state and local laws and regulations, including but not limited to the U.S. Food, Drug and Cosmetic Act, the Occupational Safety and Health Act, and all associated regulations, including but not limited to Good Manufacturing Practices.

F.           Supplier shall be solely responsible for all aspects of the business of manufacturing, advertising, marketing, distributing and selling the Products other than Distributor's Distribution of the Products and performance of its obligations as set forth in this Agreement and Addendum No. 1 hereto.

G.           Supplier represents warrants, covenants and agrees that all Products at the time and place of delivery to Distributor (i) shall be fit for the purpose intended, merchantable, and free from all defects; (ii) shall comply in all material respects with all Applicable Laws (as defined in Paragraph 7C) relating to Product quality, labeling, identity, quantity, packaging or any other matter applicable to Product sold hereunder, including returnable container or deposit laws; and (iii) shall not be adulterated or misbranded within the meaning of those terms under the Federal Food, Drug and Cosmetic Act, as amended, or any other Applicable Laws.

H.           Supplier shall not, directly or indirectly, and shall not authorize, permit or grant any rights to any Person other than Distributor to, during the term of this Agreement: (i) Distribute any of the Products or any products similar to the Products via any of the Channel in the Territory without the prior written consent of Distributor (except as otherwise provided in Paragraph 3B); or (ii) otherwise enter into any agreement which would conflict with or contravene the rights granted to Distributor under this Agreement.  In the event that Supplier breaches subpart (i) of this Paragraph 4H, in addition to Distributor's right to terminate this Agreement in accordance with Paragraph 9 and any other remedies available to Distributor as a result of such breach, Supplier shall to pay Distributor a fee equal to one Dollar and fifty cents  ($1.50) per unit (i.e., case) of Product (or any products similar to the Product) which Supplier Distributes, or authorizes any Person other than Distributor to Distribute, via any of the Channel in the Territory.

5.           PRICE

Sales of the Products by Supplier to Distributor shall be at such prices as set forth on Schedule A attached hereto, which may be changed by Supplier on an annual basis during the term of this Agreement upon thirty (30) days’ prior written notice to Distributor. In addition, in the event of an increase in Supplier's cost of manufacturing a Product, Supplier shall have the right to pass such costs through to Distributor by increasing the Purchase Price for any Product upon not less than thirty (30) calendar days’ prior written notice to Distributor and delivering to Distributor an updated Schedule A to reflect such price adjustment; provided that such cost-driven increases to the Purchase Price for any Product may not exceed three percent (3%) in any calendar year unless Supplier provides Distributor with reasonable evidence of such increased costs.  Supplier may also make other periodic non-cost driven price increases with the prior written consent of Distributor.  Supplier may elect to offer decreased Purchase Prices or other discounted or promotional terms for Distributor's purchase of any Product from time to time at its sole discretion.

6.           TERMS OF PAYMENT

A.           Supplier shall submit invoices to Distributor for Products purchased hereunder.  Distributor's payment for the Products purchased shall be 2% 10, net ninety (90) days calculated from the date that the Products have been received by Distributor and specified in an invoice for first three (3) months of purchases.  Distributor's payment for the Products purchased shall be 2% 10, net sixty (60) days calculated from the date that the Products have been received by Distributor and specified in an invoice after first three (3) months of purchases until first twelve (12) months of purchases.  Thereafter Distributor's payment for the Products purchased shall be 2% 10, net forty five (45) days calculated from the date that the Products have been received by Distributor and specified in an invoice. Distributor will pay for all inventory-received prior to additional inventory being shipped. Distributor will not pay for the opening inventory (first shipment) until the inventory is sold.

B.           Distributor shall purchase the Products in its own name and for its own account from Supplier.  Supplier shall deliver each shipment of Products to Distributor FOB Distributor’s warehouse (or such other delivery location as may be designated by Distributor from time to time).

7.           PRODUCT DISTRIBUTION

A. Distributor shall at all times use its commercially reasonable efforts to market, promote and expand the sale of Products via the Channel in the Territory.

B.           Distributor shall submit to Supplier monthly sales and inventory data within seven (7) business days following the end of such month.

C. Distributor shall (i) store, handle and distribute its inventory of Products in clean and sanitary conditions as required to maintain Product quality and in accordance with Supplier's and any applicable manufacturers’ reasonable specifications; (ii) not alter the Products in any manner; and (iii) comply with all applicable international, federal, state and local food, health and other applicable laws, rules, regulations, standards and orders (collectively, “Applicable Laws”) in connection with the storage and Distribution of the Products; provided, however, that Supplier shall be solely responsible for complying with all Applicable Laws with regard to the composition, makeup, development, manufacture, supply, advertising and marketing of the Products (including, without limitation, any labels affixed to the Products and the content of any advertising or marketing materials relating to the Products which are provided to Distributor by Supplier) and Supplier's license, distribution and sale of the Products to Persons other than Distributor.

D. If Supplier or a governmental authority notifies Distributor of a Recall/Withdrawal Event, Distributor agrees that it shall fully cooperate with Supplier and take all necessary actions reasonably requested by Supplier in connection with a market withdrawal or recall of any Recalled Products or Withdrawn Products, including but not limited to, a notification to accounts and retrieval of Recalled Products or Withdrawn Products from accounts, at Supplier's sole expense.  In the event of a Recall/Withdrawal Event, Supplier shall repurchase from Distributor, at a purchase price equal to (i) the full purchase price initially paid by Distributor to Supplier for such Recalled Products or Withdrawn Products; plus (ii) if Distributor refunds any money to its accounts in buying back unsold Recalled Product or Withdrawn Product, the difference between: (A) the amount of the refund and (B) Distributor's original purchase price paid for the unsold Recalled Product or Withdrawn Product based on the original purchase order; plus (iii) Distributor's documented freight, delivery and insurance expenses to return Recalled Product and Withdrawn Product to Supplier's designated location.

E.           Distributor shall grant Supplier or its Representatives (as defined below) access during normal business hours on twenty-four (24) hours notice: (i) to inspect Distributor's facilities, inventory of Products and transport fleet and to review compliance with health and safety requirements.

8.           MARKETING PLAN; LIMITED LICENSE TO TRADEMARKS

A.           Simultaneously with the execution hereof, and thereafter not later than June 15th and December 15th, respectively, of each year during the term of this Agreement (or more frequently as agreed by the parties), Supplier shall deliver to Distributor a reasonably detailed Product sales and marketing plan for the following six (6) months, which shall include, without limitation, proposed marketing budgets and plans (including proposed Product spokespersons, participation in trade events, etc.) and sales forecasts (the “Marketing Plan”).  Not later than July 15th and January 1st of each year during the term of this Agreement, Supplier shall deliver to Distributor a reasonably detailed report of the results of Supplier's Product sales and marketing activities for the prior six (6) month period, which shall identify all sales and marketing projections that were established for such period and a reasonably detailed explanation of whether such projections were satisfied or achieved.

B.           Supplier may provide to Distributor, at Supplier's cost, any point-of-sale or display equipment for use in marketing or displaying Products at accounts to whom Distributor sells the Products which Supplier typically provides to other distributors of the Products or which Distributor otherwise reasonably requests to support the Distribution of the Products (collectively, “Display Equipment”).  Supplier shall retain ownership of all items of Display Equipment that Supplier permits Distributor or its accounts to use.  Distributor shall use, and shall use its commercially reasonable efforts to cause its accounts to use, Display Equipment only to store and display Product, and shall not use, and shall use its commercially reasonable efforts to cause its accounts not to use, Display Equipment to store or display any other item or for any other purpose.  Supplier may change the features of Display Equipment or add or delete specific models of Display Equipment at any time upon thirty (30) days prior written notice to Distributor.  Supplier may change the instructions for using Display Equipment or the Marks (as defined below) required to appear on Display Equipment at any time effective upon thirty (30) days prior written notice to Distributor. Distributor shall comply with all requirements and modifications at Supplier's sole cost and expense and cease using any discontinued models of Display Equipment in accordance with Supplier's instructions and shall return to Supplier, at Supplier's sole cost and expense, any such discontinued models of Display Equipment as promptly as practicable following Supplier's written request therefor.

C.           Supplier hereby grants to Distributor the limited, non-exclusive, non-sub licensable license during the term of this Agreement to use within the Territory (i) the name of Supplier and (ii) the trademarks, service marks or any other intellectual property of Supplier or any of its affiliates relating to the Products, including, without limitation, the intellectual property set forth on Schedule C attached hereto and incorporated herein (collectively, the “Marks”).  Distributor acknowledges that the Marks are owned by Supplier, that Distributor has no right or title therein and that all goodwill in the Marks belongs and shall accrue solely to Supplier.  Distributor shall (i) use the Marks only to the extent required to fulfill Distributor's obligations under this Agreement; (ii) use the Marks in accordance with Supplier's policies and directions; and (iii) not, directly or indirectly, challenge the validity of or Supplier's rights in and to the Marks.  Distributor shall promptly inform Supplier in writing if Distributor becomes aware of any facts indicating that any Person is infringing any of the Marks.

9.           TERMINATION

A. This Agreement may be terminated upon the mutual written agreement of the parties hereto.

B. This Agreement may be terminated by either party (i) upon thirty (30) days' prior written notice to the other party upon the material breach by the other party of any of its covenants, agreements, representations or warranties set forth in this Agreement, unless, if such breach is capable of being cured, such breach is cured within such thirty (30) day notice period, or, if such breach is capable of being cured but is of a nature that cannot be cured within such period, the breaching party has commenced substantial efforts to cure within such period, and the breach is actually cured within sixty (60) days following written notice of breach.

C. Distributor may terminate this Agreement without cause at any time by providing Supplier with sixty (60) days prior written notice.

D. From and after the one (1) year anniversary of the Effective Date, Supplier may terminate this Agreement without cause at any time by providing Distributor with sixty (60) days prior written notice and paying the “Termination Fee” (as defined below) on the effective date of termination (such termination shall not be effective until the Termination Fee has been paid).  The “Termination Fee” shall mean an amount equal to the “Gross Profit” (as defined below) earned by Distributor for the sale of Products during the twelve (12) full calendar months immediately preceding the effective date of termination (the “Determination Period”).  For purposes of this Agreement, “Gross Profits” means Distributor's revenues from the sale of the Products during the Determination Period less the net invoice price paid by Distributor to Supplier.  “Net invoice” means Supplier's total invoice price for all Products sold to Distributor less any allowances or bill backs paid or owed to Distributor (e.g. discounts, off invoice allowances, rebates and price reductions, and Supplier promotional activities in which Distributor has agreed to participate).  The parties recognize and agree that it would be extremely difficult to ascertain the actual economic effects, if any, that a termination by Supplier under this Paragraph 9D could have on Distributor, as such effects would encompass Distributor's loss of future profits and the fair market value of Distributor's business of the Distribution of the Products.  Supplier acknowledges and agrees that the amount of the Termination Fee is fair and represents a good faith estimate of possible damages to Distributor for Supplier's termination of this Agreement without cause, and the payment of the Termination Fee is not intended as a forfeiture or penalty within the meaning of California Civil Code sections 3275 or 3369 but is intended to constitute liquidated damages to Distributor to approximately compensate Distributor for the early termination of this Agreement.

Supplier INITIALS _SV_____                                                      Distributor INITIALS __TD____

In the event that Supplier assigns this Agreement or any of Supplier's rights or obligations hereunder to any third party, Supplier shall remain liable for the payment of any Termination Fee pursuant this Paragraph 9D in the event such third party fails to pay such Termination Fees upon a subsequent termination hereof pursuant to this Paragraph 9D.

E.           This Agreement may be terminated immediately by either party upon written notice to the other party upon (a) the discontinuance, dissolution, liquidation and/or winding up of the other party’s business or (b) the making, by the other party, of any general assignment or arrangement for the benefit of creditors; the filing by or against the other party of a petition to have it adjudged bankrupt under bankruptcy or insolvency laws, unless such petition shall be dismissed or discharged within sixty (60) days; the appointment of a trustee or receiver to take possession of all or substantially all of such party’s assets, where possession is not restored to the appropriate party within thirty (30) days; or the attachment, execution or judicial seizure of all or substantially all of the other party’s assets where attachment, execution or judicial seizure is not discharged within thirty (30) days.

F.           Upon the termination of this Agreement for any reason:

(a)           At Distributor's election, (i) cause Supplier to repurchase from Distributor within fifteen (15) days of the effective date of the termination of this Agreement, at Distributor's actual landed cost (calculated on a FIFO basis) plus a reasonable handling fee, all saleable Products and promotional items held by Distributor as of the effective date of termination or (ii) "sell-off' all Products and promotional items held by Distributor as of the effective date of termination via the Channel in the Territory for a three (3) month period following the termination of this Agreement, at the end of which Supplier shall be required to repurchase from Distributor, at Distributor's actual landed cost (calculated on a FIFO basis) plus a reasonable handling fee, all saleable Products and promotional items then held by Distributor.  Such Products(s) shall be delivered to Supplier at a location designated by Supplier (which location must be within Fifty (50) miles of Distributor’s warehouse) or, at Supplier's option upon written notice to Distributor prior to the effective date of termination, Supplier may elect to pick up all such Products at Distributor's warehouse not later than fourteen (14) days following the effective date of termination or the expiration of the "sell-off" period, as the case may be.

(b)           All rights granted to Distributor under this Agreement shall terminate and all such rights shall revert back to Supplier.

(c)           Distributor shall (i) return to Supplier or destroy, at Supplier's cost and expense (with a certificate of destruction to Supplier, if Supplier so requests), any and all Confidential Information of Supplier in its possession or control, (ii) remove any Product branding or other references to the Products or intellectual property relating thereto from any Branded Vehicles (as defined in the Addendum No. 1 hereto) which Distributor then owns or leases, and (iii) return to Supplier, at Supplier's cost and expense, any Display Equipment in its possession or control, or use its commercially reasonable efforts to cause any Display Equipment in the possession or control of Distributor's accounts to be returned to Supplier.

(d)           Distributor shall submit a final accounting report to Supplier showing all Monthly Payment Amounts (as defined in the Addendum No. 1 hereto), termination payments, or other amounts owed by Supplier to Distributor hereunder as of the effective date of termination, which amounts shall be paid by Supplier to Distributor not later than thirty (30) days following Distributor's delivery of such report, subject to offset for any amounts then owing by Distributor to Supplier for any invoices delivered by Supplier hereunder.

G.           Except as provided in Paragraph 9D of this Agreement with respect to the Termination Fee, neither party shall be liable to the other party as a result of termination of this Agreement; provided that termination in accordance with this Agreement shall be without prejudice to any of the rights or liabilities of either party accrued as of the date of termination.

H.           Paragraphs 8C, 9, 10, 11, 13, 14, 16, 17, 18, and 20 shall survive the termination of this Agreement.

10.           INDEMNIFICATION; INSURANCE

A.           Except as provided in Paragraph 10B below, Supplier shall defend, indemnify and hold Distributor and its Affiliates and its and their respective shareholders, members, managers, directors, officers, agents, employees, and representatives, as the case may be (collectively, “Representatives”), harmless from and against all claims, suits, demands, actions, costs, liabilities, damages, fines, fees, penalties, losses and expenses of any kind whatsoever, including but not limited to, injury to person (including death) or property, including reasonable attorneys fees and other experts or other reasonable expenses of litigation or other actions (collectively, “Losses”), arising out of, resulting from or in any way connected with any allegation of:

(i)	any product liability claim or claim for harm, injury, damage or loss arising out of or in connection with consumer use or consumption of the Products;
(ii)	the defective manufacture, bottling or packaging of the Products;
(iii)	any negligent act, misfeasance or nonfeasance by Supplier;
(iv)
any misleading claim, advertising or representation made by Supplier or by any authorized agent or representative of Supplier regarding the Products or any other claims or actions arising out of the failure by Supplier to comply with any Applicable Laws relating to the development, manufacturing, advertising, marketing, labeling, distribution or sale of the Products;

(v)
any actual or alleged infringement by the Products or any intellectual property rights relating thereto, or any advertising materials with respect thereto provided by Supplier, of any intellectual property rights of any third parties or misappropriation of any trade secrets of any third parties;

(vi)	a Recall/Withdrawal Event; or
(vii)
Supplier's breach of any representations, warranties, covenants or agreements contained in this Agreement, unless the Loss arises from the wrongdoing or negligence of Distributor or any of its Representatives.

B.           Except as provided by Paragraph 10A above, Distributor shall defend, indemnify and hold Supplier and its Affiliates, and its and their Representatives harmless from and against all Losses arising out of, resulting from or in any way connected with (i) Distributor's breach of any representations, warranties, covenants or agreements contained in this Agreement, unless the Loss arises from the wrongdoing or negligence of Supplier or any of its Representatives, or (ii) any negligent act, misfeasance or nonfeasance by Distributor.

C.           Any party seeking indemnity under this Paragraph 10 (the “Indemnified Party”) shall notify the other party (the “Indemnifying Party”) of such claim as soon as practicable after the Indemnified Party first obtains knowledge of such claim (provided that failure to give such notice shall not affect the Indemnifying Party's obligations except to the extent it can show actual prejudice).  The Indemnifying Party will defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such action and all related proceedings, which proceedings will be diligently defended or prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages; which admits guilt, liability or culpability on the part of the Indemnified Party; or which could be reasonably expected to have an adverse impact on the Indemnified Party’s business operations or reputation).  The Indemnifying Party will have control of such defense and proceedings, including any compromise or settlement thereof (subject to the preceding sentence), provided, however, that if (i) the Indemnifying Party fails to diligently defend, prosecute or settle any action (subject to the Indemnified Party’s approval as provided above), (ii) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation involving an Indemnified Party, (iii) the action seeks an injunction or equitable relief against the Indemnified Party or (iv) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the action by all appropriate proceedings, which proceedings will be defended or prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party which shall not be unreasonably withheld); provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any action which the Indemnified Party is contesting.  In any action the defense of which the Indemnifying Party shall assume, the Indemnified Party shall have the right to participate in (but not control) the defense and resolution of such action and to retain its own counsel at such Indemnified Party’s own expense, so long as such participation does not interfere with the Indemnifying Party’s control of such litigation.

D.            During the Term of this Agreement and for a period of two (2) years thereafter, each party shall procure, within thirty (30) days of the Effective Date, and maintain, at its sole cost and expense, in full force and effect its own:

(a)           Comprehensive general business liability insurance policy, consistent with commercial practices or standards for similar industries, insuring against any and all loss, liability or business interruption arising from the obligations and activities of that party hereunder including, without limitation, those arising from, product liability, personal injury, wrongful death or property damage and contractual liability with respect to the indemnity obligations set forth in this Paragraph 10.  The coverage amount of such insurance policy shall not be less than Three Million Dollars ($3,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00)  in the aggregate.

(b)           Errors and Omissions/Professional Liability with a limit of not less than Three Million Dollars ($3,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00)  in the aggregate.

(c)           Worker's compensation insurance in amounts as may be required by Applicable Laws.

E. The insurance companies providing such insurance required under Paragraph 10D must have an A.M. Best rating of A-VII or better and be licensed or authorized to conduct business in all fifty (50) of the United States.  The policies shall contain a waiver of subrogation with respect to the Indemnifying Party and each policy shall contain all appropriate riders and endorsements based on the nature of any Product manufactured or sold hereunder and its intended use.  Each party shall name the other party as an “additional insured” on all required insurance policies and shall provide the other party with originals or copies of certificates of insurance so reflecting.  Such insurance shall also provide that the other party shall be notified in writing by the insurance carrier of any change or modification in the policy (including termination) not less than thirty (30) days prior to the effective date of such change (including termination).

11.           GOVERNING LAW; DISPUTE RESOLUTION

A.           This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any principles or rules regarding conflicts of laws (either of the State of California or any other jurisdiction) that would cause the application of the law of any other jurisdiction other than the State of California.

B.           In the event of any dispute or controversy arising out of or in any way related to this Agreement, the matters referred to herein, or the Products to be supplied by Supplier pursuant to this Agreement (each, a “Dispute”), the parties will attempt in good faith to resolve through negotiation such Dispute.  Either party may initiate negotiations of any Dispute by providing written notice to the other party, setting forth the subject of the Dispute.  The recipient of such notice will respond in writing within ten (10) calendar days with a statement of its position on and recommended solution to the Dispute.  If the Dispute is not resolved by this exchange of correspondence, then representatives of each party with full settlement authority will meet at a mutually agreeable time and place within thirty (30) calendar days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt to resolve the Dispute.

C.             If the Dispute is not resolved by these negotiations, such Dispute shall be settled exclusively by final and binding arbitration in Los Angeles, California in accordance with the then current rules of the American Arbitration Association (“AAA”).  The parties agree that any and all Disputes that are submitted to arbitration in accordance with this Agreement shall be decided by one (1) neutral arbitrator who is a retired judge or attorney licensed to practice law in California with at least fifteen (15) years of experience in complex commercial transactions.  If the parties are unable to agree on an arbitrator, AAA shall designate the arbitrator.  The parties will cooperate with AAA and with one another in selecting the arbitrator and in scheduling the arbitration proceedings in accordance with applicable AAA procedures.  All arbitration proceedings shall be confidential.  Neither party shall disclose any information about the evidence produced by the other party in the arbitration proceedings, except in the course of judicial, regulatory, or arbitration proceeding, or as may be demanded by government authority.  Before making any disclosure permitted by the preceding sentence, a party shall give the other party reasonable advance written notice of the intended disclosure and an opportunity to prevent disclosure.  Any award issued as a result of such arbitration shall be final and binding between the parties thereto and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought.  By entering into this Agreement, the parties are waiving their constitutional right to have any Disputes decided in a court of law or before a jury and waive the right of appeal, and instead of relying on said rights, each party is solely and knowingly accepting the use of arbitration as a means of resolution of any Disputes.  The prevailing party in such arbitration shall be awarded its costs and reasonable attorneys’ fees.  The parties agree that this clause has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this clause shall be grounds for dismissal of any court action commenced by with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award and actions seeking equitable, injunctive or other similar relief in accordance with Paragraph 11D hereof, which shall be resolved exclusively in the state or federal courts sitting in the County of Los Angeles.

D.           Each party agrees that a breach of its obligations under Paragraph 14 will result in irreparable harm to the other party and, in the event of such breach, or threatened breach, the breaching party agrees that the other party will have available the right to preliminary and permanent injunctive relief and other equitable relief issued by any court of competent jurisdiction to prevent or curtail any such breach, or threatened breach, and to specific performance of any covenant contained herein, in each case without the proof of actual damage or any bond or similar security being posted, in order that the breach, or threatened breach, of such provisions may be effectively restrained.  The parties agree that this remedy shall be in addition to all other remedies set forth in the Agreement or as set forth herein. The parties further agrees that they will not assert as a claim or defense in any action or proceeding to enforce any provision hereof that the other party has or had an adequate remedy at law.

12.           FORCE MAJEURE

To the extent that the performance by Supplier or Distributor of any of its obligations is prevented due to unforeseeable circumstances beyond the control of that party, including but not limited to, any act of God, new law, regulation or ordinance, war or war conditions, or failure of transport or supply then such performance (except for the payment of money) shall be excused and this Agreement shall be deemed suspended during the continuation of such circumstances provided such party continues to attempt to recommence performance or observance to the greatest extent possible without delay.

13.          INDEPENDENT RELATIONSHIP

Distributor and Supplier understand and agree that each is an independent principal and not an agent, employee, partner, joint venturer, or franchiser or franchisee of the other in the performance of this Agreement, and that each party retains the right to conduct its business as it shall determine, including without limitation the manner in which it shall fulfill its obligations under this Agreement.  Neither party, nor its agents, shall in any way act, or undertake to act, on behalf of, or hold itself out as, the agent of the other party without the express prior written consent of such other party.  The parties will each be responsible for the payment of their respective compensation, wages, taxes, dues, employment benefits and other operating expenses in connection with the separate operations of their respective businesses and companies.

14.           CONFIDENTIAL INFORMATION

A.           Supplier and Distributor shall keep confidential, during the duration of this Agreement and for five (5) years thereafter, all confidential and non-public proprietary information of the other or relating to the other’s business, products, marketing efforts, financial data, information regarding info the Products and other company information which may be deemed a trade secret or is sensitive in nature and not otherwise known to the public (“Confidential Information”).

B.           Each party agrees (i) to keep all Confidential Information of the other party confidential and not to disclose or reveal any Confidential Information to any other Person except (A) to such of its pre-approved Representatives of such party who have a need to know such Confidential Information in connection with Distributor's Distribution of the Products in accordance with the terms and conditions hereof and have been advised of the confidential nature of such Confidential Information and such party's obligations hereunder in respect thereof, (B) to any governmental, regulatory or administrative agency, authority, board or body having jurisdiction over the recipient where such disclosure is required in accordance with Applicable Laws, or (C) to any other Person pursuant to subpoena or the process, whether legal, administrative or other (and the disclosing party agrees to provide the other party with prompt notice of any such subpoena or other similar notice); and (ii) not to use such Confidential Information for any purpose other than in connection with the Distribution of the Products in accordance with the terms and conditions hereof.

C.           If either party is requested pursuant to, or required by, legal process to disclose any Confidential Information to any third party then such party agrees to provide the other party with prompt notice of such request(s) to enable the other party to seek an appropriate protective order.

D.           Confidential  Information shall not include information of a party that (i) is or becomes generally available to the public other than as a result of a disclosure to the other party or its representatives, (ii) was available to the other party on a non-confidential and lawful basis prior to its disclosure by the disclosing party, or (iii) becomes available to the other party on a non-confidential and lawful basis from a Person who is not otherwise bound by a confidentiality agreement with respect to such information, or is not otherwise prohibited from transmitting such information to such party.

E.           Each party understands and agrees that no license or other right is granted under this Agreement to any aspect of Confidential Information of the other party; or, other than as set forth in Paragraph 8C, to or under any existing or future patent, trademark, trade secret, or other intellectual property or tangible property and that no rights are granted other than for the limited purpose contemplated by this Agreement.

15.  WAIVER

The failure of any party, in any one or more instances, to insist upon full performance of any of the terms, covenants and conditions of this Agreement or to exercise any right to terminate this Agreement shall not be deemed a waiver of such provisions or right.

16.  ENTIRE AGREEMENT AND MODIFICATIONS

A.           This Agreement together with its Schedules and Addenda hereto collectively contain the entire understanding of the parties relating to the subject matter hereof and supersedes, revokes and cancels, without any other consideration being due, any and all other inducements, arrangements, understandings, agreements, representations and warranties, whether oral or written, between the parties hereto or their predecessors, relating to the subject matter of this Agreement.

B. The parties agree that this Agreement may be modified or amended only by a written agreement signed by authorized officers of both parties.

17.  HEADINGS

Paragraph headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any purpose.

18.  SEVERABILITY

Should any provision of this Agreement be illegal, invalid or unenforceable, all other terms and conditions of this Agreement shall remain in full force and effect.

19.  REPRESENTATIONS AND WARRANTIES

A.           Each party represents and warrants to the other party that it has the complete right, power and authority to enter into this Agreement and the ability, power, and authority to perform all of its obligations hereunder, and this Agreement constitutes a valid and legally binding obligation of such party, enforceable against such party in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors' rights generally.

B.           Distributor represents and warrants to Supplier that:

(a)           no consent or approval is required by any Person for Distributor to enter into this Agreement or for Distributor to exercise the rights granted hereunder;

(b)           there are no pending or threatened actions, suits or claims against Distributor or any of it Affiliates that would impair Distributor's ability to enter into this Agreement; and

(c)           Distributor is now in compliance in all material respects with all Applicable Laws relating to its business and the marketing, sale and distribution of beverages.

C.           Supplier represents and warrants to Distributor the following:

(a)           no consent or approval is required by any third party for Supplier to enter into this Agreement or for Supplier to grant the rights granted hereunder;

(b)           there are no pending or threatened actions, suits or claims against Supplier or any of Supplier’s Affiliates (i) relating to the Products or (ii) that would impair Supplier's ability to enter into this Agreement;

(c)           Supplier has not entered into any contract with any third party which would impair the rights granted to Distributor under this Agreement, or limit the effectiveness of this Agreement, nor is it aware of any claims or actions which may limit or impair any of the rights granted to Distributor hereunder;

(d)           all intellectual property rights, materials and work product relating to the Products are owned by, and/or exclusively licensed to Supplier and, to Supplier’s knowledge, do not infringe or violate any copyrights, trademarks, trade secrets, patents or other proprietary rights of any kind belonging to any third party or violate any right of privacy, right to publicity, misappropriate anyone’s name or likeness or contain any defamatory, obscene or illegal material; and

 (e)           Supplier is now in compliance in all material respects with all Applicable Laws relating to its business and the development, manufacturing, advertising, marketing, sale and distribution of the Products.

20.  NOTICES

Whenever notice is required to be given under the terms of this Agreement to either party, it shall be given to the other party by personal delivery, or by registered or certified mail, return receipt requested or by overnight courier or by facsimile confirmed by first class mail and machine confirmation at the addresses and/or facsimile numbers designated below.

If to Supplier, addressed as follows:
Level 5 Beverage Company
800 Bering Dr. Ste #201
Houston, Texas 77057
Attn: Scott Vanis
Phone: 888-473-5150

If to Distributor, addressed as follows:
JD’s Foods Ltd
6 Chequers Parade
Tile Kiln Lane
London
N13 6BX
ATT: Tom Demetriou
Tel - 0208 884 1639
Fax - 0208 345 6425

or to such other or further address as either party may specify to the other, by notice in accordance with the provisions of this Paragraph 20.

Any notice that is delivered (i) personally will be deemed given only when acknowledged in writing by the Person to whom it is delivered, (ii) by registered or certified mail will be deemed given on the date of certification or registry thereof, (iii) by facsimile will be deemed given upon receipt of written confirmation of receipt of the facsimile or (iv) by overnight carrier will be deemed given upon written confirmation of receipt.

21.  EXECUTION.

This Agreement may be executed in one or more counterparts, including by facsimile transmission, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

[signatures on following page]

IN WITNESS WHEREOF, the parties to this Agreement have caused their duly authorized officers to duly execute this Agreement as of the Effective Date.

Supplier:
Level 5 Beverage Company, Inc.

By:	/s/ V. Scott Vanis	Name: V. Scott Vanis
Title: CEO

Distributor::
JD’s Food Group, Ltd.

By:	/s/ Tom Demetriou	Name: Tom Demetriou
Title: Director

SCHEDULE “A”

PRODUCTS

Product	Purchase Price
VitaminFizz ®	£4.70/12 count case -17oz PET

SCHEDULE “B”

TERRITORY

UNITED KINGDOM

Provided Distributor purchases at least 24 containers of product within the first 12 months of this contract, Distributor will automatically assume rights for the European Union, unless these rights are granted in writing as an addendum to this contract by Company prior to this milestone being achieved.

SCHEDULE “C”

SUPPLIER MARKS

VITAMINFIZZ ®